UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009

MONRO MUFFLER BRAKE, INC.
 (Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 647-6400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 24, 2009, Monro Muffler Brake, Inc. (the “Company”) entered into a definitive asset purchase agreement (the “Purchase Agreement”) with Tire Warehouse Central, Inc. (“Tire Warehouse”) and Robert A. Dabrowski, the sole shareholder of Tire Warehouse. Pursuant to the Purchase Agreement, the Company would acquire certain assets of Tire Warehouse used in the operation of forty (40) tire stores and six (6) franchise locations in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. As described more fully in the Company’s press release dated September 24, 2009, a copy of which is furnished herewith, the total purchase price for the assets of Tire Warehouse is $34 million. The purchase price includes real estate assets for twelve store locations and a distribution center in Swanzey, New Hampshire. The Company will assume certain limited liabilities of Tire Warehouse, including twenty-eight (28) real property lease agreements and certain operating contracts of the business. The transaction is expected to close in early October 2009.

Item 8.01 Voluntary Disclosure of Other Events

On September 24, 2009, the Company issued a press release announcing the completion of its acquisition of certain assets of Midwest Tire & Auto Repair, an independent tire chain of four stores in Northwest Indiana. In that same press release, the Company also provided a business update for the second quarter of fiscal 2010. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following is a list of exhibits furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release, dated September 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

September 29, 2009	By:	/s/ Catherine D’Amico

Catherine D’Amico Executive Vice President — Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 24, 2009.